Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	the potential effects on our financial results of new accounting standards we will be required to adopt no later than January 1, 2018, relating to revenue recognition;

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping online or via mobile apps;

•	our failure to maintain our existing relationships with our fulfillment partners or build new relationships with fulfillment partners on acceptable terms;

•	our failure to maintain optimal levels of product quality, quantity and assortment or to attract sufficient consumer interest in our product offerings;

•	any claims we may face regarding the quality, safety or labelling of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers and changes to that mix;

•
any claims we may face regarding cyber security issues or data breaches or difficulties we encounter regarding Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

•
any problems with or affecting our payment card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the payment card processors or any difficulties we may have maintaining compliance with the rules of the payment card processors;

•	any substantial decrease in our liquidity, whether as a result of stock repurchases we may make or as a result of our business operations;

•
problems with or affecting the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	losses we may incur due to fraud or our inability to prevent fraud;

•	claims or other problems we may encounter as a result of the listing or sale on our website of pirated, counterfeit or illegal items;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•	any failure by us to maintain compliance with the requirements of our credit facility;

•	any environmental liabilities we may incur relating to the real estate we recently purchased for our new corporate headquarters;

•	any failure of any of our product or service offerings outside of our main shopping website offerings to provide the benefits we expect from them;

•	any difficulties we may encounter as a result of our reliance on numerous third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we may owe income or sales taxes or may be required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales or avoid the application of other types of taxes, and any liabilities that may ultimately be imposed upon us for not having collected sales tax in jurisdictions in which we believe we had no obligation to do so;

•
any losses or issues we may encounter as a consequence of accepting or holding bitcoin or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoin or other cryptocurrencies as an acceptable medium of exchange or otherwise;

•
increasing competition, including competition from well-established competitors including Amazon.com, competition from competitors based in China or elsewhere, competition from well-funded companies willing to incur substantial losses in order to build market share, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•
difficulties we may encounter in connection with our efforts to emphasize our home and garden product offerings and to brand ourselves as a home and garden shopping destination, including the risk that our sales of home and garden product offerings could decrease substantially as a result of a significant downturn in some or all of the U.S. housing market;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally, including claims we may face and liabilities we may incur in connection with those efforts;

•	difficulties we may encounter in connection with our efforts to offer services to our customers outside of our retail ecommerce business;

•
difficulties, including expense and any operational or regulatory issues we may encounter in connection with the integration or operation of the assets and operations of the financial technology company and two registered broker dealers affiliated with the financial technology business that we acquired;

•
technical, operational, regulatory or other difficulties we may encounter with our Medici blockchain and financial technology initiatives, including any difficulties we may have marketing any products or services Medici may offer, whether due to lack of market acceptance or as a result of competition from any of the numerous competitors seeking to develop competing technologies or systems or as a result of patents that may be granted to other companies or persons;

•
any impairment we may recognize with respect to assets or businesses that we have acquired or may acquire, including with respect to our investments in companies that are in startup or development stages;

•	any liability or expense we may incur as a result of our investments in other companies, whether as a result of regulatory issues or otherwise;

•	adverse results in legal proceedings, investigations or other claims;

•	any difficulties we may have optimizing our warehouse operations;

•	the risks of inventory management and seasonality, particularly with inventory subject to rapid price declines;

•
the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand building and marketing campaigns;

•	risks that the amount of deferred tax assets we consider realizable could be reduced if estimates of future taxable income during the carryforward period are reduced; and

•	the other risks described in this report or in our other public filings.
In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in our Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 4, and the risk factors contained in any other filing we make with the SEC after we file this transcript. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement contained in this transcript. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.
These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the time of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

MAY 04, 2017 / 08:30PM GMT, OSTK - Q1 2017 Overstock com Inc Earnings Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q1 2017 Overstock com Inc Earnings Call

EVENT DATE/TIME: MAY 04, 2017 / 08:30PM GMT

CORPORATE PARTICIPANTS
Jonathan E. Johnson Overstock.com, Inc. - Chairman of the Board and President of Medici
Patrick M. Byrne Overstock.com, Inc. - Founder, CEO and Director
Robert P. Hughes Overstock.com, Inc. - Principal Financial & Accounting Officer and SVP of Finance & Risk Management
Saum Noursalehi Overstock.com, Inc. - President of Retail
Seth A. Moore Overstock.com, Inc. - SVP of Analytics and OLabs

PRESENTATION

Operator

Good day, ladies and gentlemen, and thank you for standing by. And welcome to the First Quarter 2017 Overstock.com Incorporated Earnings Conference Call. (Operator Instructions) As a reminder, today's conference may be recorded.

I would now like to turn the program over to our host, Robert Hughes. The floor is yours.

Robert P. Hughes - Overstock.com, Inc. - Principal Financial & Accounting Officer and SVP of Finance & Risk Management

Thank you. Good afternoon, and welcome to our First Quarter 2017 Earnings Conference Call. Joining me today are Dr. Patrick Byrne, Founder and CEO; Saum Noursalehi, President of our Retail business; Jonathan Johnson, our Chairman and President of our Medici business; and Seth Moore, Senior Vice President of Analytics.

Let me remind you that the following discussion and our responses to your questions reflect management views as of today, May 4, 2017, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release filed this afternoon, in the Form 10-K we filed on March 3, 2017, and in the Form 10-Q we filed today. Please review the safe harbor statement on Slide 2.

During this call, we'll discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC, each posted on our Investor Relations website, contain additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the most comparable GAAP measures.

Patrick, with that, let me turn the call over to you.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Thank you, Rob. This is Patrick Byrne. Today, we have an informative and exciting and, I hope, fruitful earnings call for you. You'll have to follow along on the slide deck carefully, and it's different than the slide decks we've done in the past. So I'll jump right in and I'll call out each slide as I hit in.

Slide 3. Our sales growth is down to 5%. $51 million of operating cash flow. We have a fine, sustainable business here. I'm going to be going into more details shortly.

But let's talk about the Retail business, and the Retail business had a 4% increase. It's still growing 4%. Its gross profit is growing nicely, 13%, and it made a $1.4 million. We have a $1.4 million pretax income in the Retail business. We have just a fine healthy Retail business. I'm going to do something a bit different now. It is about time that it seems to me there's an elephant in the room, one I talked about in the last couple of years. But it's really about time that I have to talk about it directly, and that is Wayfair and Wayfair's effects on the digital marketing landscape and our business, your business. I know I opened the door to somebody saying, "Oh, you're blaming this and that on Wayfair." That's why I have avoided talking about Wayfair a lot for these several years that they have been coming on. But at this point, I would feel remiss since the point of these calls and these communications, is to inform you, shareholders, about the realities of the business you own. I think at this point, I would be remiss not to talk about Wayfair, I hope you feel the same way after we go through these slides.

So let me go to Slide 5. Let me take you to Slide 5. This is something out of the recent article in Internet Retailer. These are their numbers, their analysis of how much these different retailers really spend on marketing as a percentage of sales. And you see we're in 7%, Amazon is at 5%, Wayfair is at 18%, other people are in the 20s and up to 30% now, it's what they're spending as a percentage of sales on marketing.

Go to Slide 6. This is our visitors versus Wayfair's visitors. And you see that Wayfair has over the last 2 years, caught up to us in the total number of visitors and eclipsed us by a small amount.

Slide 7 shows the same visit data but now with the ad spend. Their ad spend is basically 3x our ad spend, 3x or more. Such that if you go to Slide 8, you see the actual cost per visitor. We run about $0.30; they run $0.90. So they're spending 3x as much to get someone to visit their site as Overstock is spending.

I'm going to walk through a whole lot of Wayfair-related slides, so stay with me. But we'll be coming back to Overstock.

Slide 9. You see our brand awareness and association with lower prices and quality for the prices that actually still surpasses Wayfair even though we believe they are now spending 6x what we are spending on TV, by the way.

Slide 10, customer acquisition costs. We ran about half of Wayfair.

Slide 11. Wayfair likes to talk about their customer loyalty as they measure it. It is that purple number. It's now 58%. When we measure ours the same way, we don't think that this is a great way to think about customer loyalty but just an apples-to-apples measure.

And we take our home and garden category, which is directly comparable to Wayfair. You see what ours is, that we're running at the 71% now.

Here's a very telling slide, Slide 12. The gray line is their revenue growth and the purple line is their growth in their advertising spending. And what you can see is there was a period of about 5 quarters where they had a surge, they had a surge in 1 particular channel. And we know what that channel is, and we made adjustments and I think they made a mistake in believing that they were going to keep enjoying that surge. It reminds me of Warren Buffett who likes to speak of the rooster who thinks it's crowing makes the sun rise. They thought that they were doing something that was giving them the surge and they adjusted accordingly. And I think you'll see it turned out to be a mistake. But in any case, it seems to me that they're following what's a reasonable precept was don't let your advertising dollars grow faster than your actual revenue. And in order to follow that principle, that means there's a frontier they have to stay within.

And Slide 12 shows that to stay within that frontier, it means that they're having to retard their growth in advertising dollars to stay within that frontier. They have now reached the point, and I see what they've been doing in Q1 and it's clear to me what they're doing. They've now reached the point where that's going to keep descending on its own to 25 and teens. And then eventually, I think to stay within that frontier, they'd actually have the start shrinking 20% or 30%, actually cutting marketing dollars to keep it within that frontier. In the way I model it, it would probably take until they were shrinking about 20%.

However, they're not going to do that. They're going to insist, I believe, judging from what they've done in the Q1 in the digital marketing scape, where we believe they spent more in Q1 than they spent in Q4 this year for the first time, that they're just going, they must be saying, we're just going to fix this at 25% or something or 30%. We're going to just make sure we keep growth there.

For them to keep growth there, those lines have to cross for the first time, which means, you'll see a steeper deterioration in their financial results if they let those lines cross. They're reporting numbers in a week, and I believe you're going to see those lines cross for the first time because I think they've just made a strategic decision that no matter how bad things get, they just have to floor marketing to keep the growth from doing what it is and decaying any further.

Okay, Slide 13. This is why this all matters so much. At the end of the day, $100 of incremental sales actually delivers $11 or $12 to us of money we can spend to support the corporation. That's the contribution on the incremental $100. In their case, it's about $2.50. In other words, an incremental dollar revenue does 3 to 4 times as much good for us as it does for Wayfair. Obviously, if their number were all the way at 0, one way to think of that is then there is no scale that solves their problem for them no matter how much bigger they got, it would add nothing to the bottom line. But they aren't at 0 but they averaged about 3% in the last year.

And so I know Wall Street likes to look at top line, but to me, you have to understand that what's the real economics on incremental sales and it's worth about 1/3 or 1/4 as much for Wayfair as it is for us.

If you go to Slide 14. Now these all add up to bigger and bigger points. So that's the situation on their marketing. We start talking about their overhead and their efficiency. Now they're bigger than us now, 80% bigger than us. Do they have any economies of scale? Slide 14 is our revenue per employee.

And you see on Slide 15, the same thing on an annual basis, and again, our employees are getting about 60%, 70% more revenue per employee than theirs. So there's a diseconomy of scale in this case.

Slide 16. On the left-hand side, you see what I think of as what I used to call cigar box accounting, what our overhead is and what our contribution dollars are. And you see that we have managed that very scientifically. It hasn't been huge, but we have managed our overhead such that it's a tad below our contribution, so we stay in the black. And I think we're the only e-tailer I can think of that can say that, how carefully we have managed that.

On the right-hand side, you see Wayfair's, and this can be actually deceptive because it may not be clear quite how bad a situation this is. But in their case, their overhead is now $290 million. They're generating $93 million of contribution. In other words, they would have to triple and not pick up a dollar in expense to even get to the point where they'd be losing just $10 million per year. I think they way overbuilt their infrastructure on the strength of that surge, not quite understanding that, that surge in the one channel I described was not going to carry them forever.

Let me break for a moment there. I'm here with Saum and a fellow I call Spock. I'm not going to identify him any further. But these guys are in the trenches every day with us. Do you want to comment on this so far?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

No.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Nothing?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Patrick, I would say it feels like one of our competitors has a model of growth to bankruptcy.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Well, I'm not going to comment on that, but I'm just saying look at Slide 16. You've got a business with $93 million of contribution versus our $200 million and something. In my mind, and I've been telling Wall Street for 15 years, I think that valuing businesses off top line in the Internet doesn't make any sense. I think everyone should be looking at contribution because people have all kinds of different ways of calculating their gross margin stuff. But where apples means apples can first be done. They said the contribution number. Anyway, they're actually less than half of our size that way.

So the market is valuing what they have at $4 billion and what we have at $400 million. I would much rather own the thing on the left at $400 million than the thing on the right at $4 billion. I actually feel for them. I think that there's no way that they can right that they're going to have to cut. We've been through the kinds of things they're going to have to go through. And I can think of 2 businesses, who have reached this point and made it. And one was us and one was Amazon. And in Amazon's case, they just kept going and they had access to so many billions of capital. And they did actually did just grow their way out of it. In our case, we got to that point, and we got very scientific about managing our expenses and our contribution, as you see on the left. And we kept ourselves profitable. I look at where they are, and I don't think there's any way they can grow themselves out of this. And they're not even close as you see, they're not even anywhere close. Okay.

Slide 17. The effect that this is having is whereas we manage our days payable beautifully 22. The industry uses this score called paydex, and we run at a score of 80, which is perfection, year after year after year. We made the decision very early in our history to always be a prompt payer. Wayfair is now stretching out their suppliers 2x to 42 days payable.

Slide 18. Our accounts payable stays at around 60- 65% of cash. They are now out to their accounts payable to 109% of cash. So if there are any Wayfair suppliers listening, who want to be paid in half the time and to do business with a company who actually has the cash to pay everybody it's doing business with, all of its suppliers, please call collect. So anyway, they have stretched out their payables. And Slide 19, their change in working capital. Again, flushed $175 million last year.

Slide 20 shows their absolute working capital and where it is.

Now we get to a few other interesting aspects of their business that the casual observer may not understand.

Slide 21, is Wayfair's margin versus ours. Rob, how would you say this? Everything is booked the same way. You've made this apples-to-apples.

Robert P. Hughes - Overstock.com, Inc. - Principal Financial & Accounting Officer and SVP of Finance & Risk Management

As much as we could. And so you'll notice at the bottom of the slide there, in their case, we include customer service and merchant fees directly in our cost of goods sold. They have it on a separate line. So we subtracted that to make it apples-to-apples.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Okay. So they have 2% better margins. Where is that coming from? Here on Slide 22. Spock, do you want to walk through this slide?

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

Yes. So the $4 billion question, if they're buying scale is, is the scale creating an operating advantage? So you saw, we have about 150 basis points to 200 basis points in gross margin difference.

On Slide 22, you can see these are screenshots. The one on the left is from Wayfair's website. The one on the right is from Overstock's website. Products are virtually identical. They have changed the photography a little bit. They have a different name but otherwise virtually identical SKUs. Only the price is much higher. And if you're going to have higher prices, you have to do everything you can to not expose that other people carry the same type of inventory.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

They have to decommodify. And so before we go on, I'll mention that a big part of Wayfair's business plan, this is not a one-off. This goes on across millions of SKUs. They take SKUs that exist on other people's site. They reintroduce them at a higher price, having changed it. They decommodify them. And one of the reasons they're not scaling is they have a very large team of people who write the copy and take the photos so that as they add more products, they just have to keep scaling or they have to keep growing that and that's because a big part of their business model is just decommodifying other peoples' products. So we'll give you some numbers around that. Spock, go ahead.

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

You can see on page 23, this isn't just an anecdote. We went to a third-party pricing intelligence company and they have hundreds of thousands of products matched between Overstock and Wayfair. And looking at the prices paid on those products on Overstock and Wayfair on any given day, we asked the question, how does it compare if Overstock customers had made their orders on Wayfair? And the answer is they would have paid between 18% and 24% more if our customers had ordered those products they bought from us on Wayfair.

You might say, okay, that makes sense. People would buy it with the person who is cheaper. But what about Wayfair's orders? So we asked that same question. We used Wayfair's product reviews as a surrogate for how often people are buying the products. Did the same analysis, weighting it off of what we believe people buy on Wayfair. And the answer is that Wayfair customers pay between 7.5% and 12.5% more than they would have paid had they made their Wayfair orders on Overstock instead. So whichever way you look at it, Overstock has a considerable operating advantage on the cost of these products, given that there's only a 1.5% gross margin difference on average but there's anywhere from 7.5% to 24% difference in price paid.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. And this is not to be, I wouldn't say, it's a function of we're getting necessarily a better deal from the suppliers. This is a function of what we've done with our supply chain. So these other folks can be charging 10% to 20% more and yet their margins show up as only being 2% higher because of what we have done over the years to squeeze dollars and half dollars and quarters and dimes that we just keep shaving out of our supply chain. And that was a slight, an incredibly arcane difference between these 2 graphs from Spock but you get the point that we're 10% to 20% cheaper than Wayfair.

Okay, Slide 25. You see our pretax income versus Wayfair's. Because they have gunned it, so $150 million, $194 million they've lost. They've gunned it in Q1 -- they've gunned it. They're just totally wrecking the digital marketing space. But they have gunned their digital marketing spending. And so what I think that does is you will see I understand there are some theories that they're going to be turning around this year and getting profitable by the end of the year. I don't know what people are looking at. I think you're going to be seeing that these numbers just deteriorate.

So in closing, on Slide 26. We've walked through what their real business model is. What their real business model is, is taking products that are widely available, marking them up 10% to 20% and decommodifying them. And that's why they have this huge cost in merchandising and taking those photos and writing and so forth. It has not scaled for them. Basically their model is marking up the products 10% to 20% and then spending like crazy, tripling our marketing spend. They have done that. They have tripling our marketing spend and basically spend 3 times per visitor. They're now at the frontier where they can't do that anymore. Either they have got to start running the business like a business and trim their marketing expense in which case they will go into a 20% or 30% shrink if they try to stay within the rule of slower marketing expense growth than actual top line growth. I think that to stay within that rule, you'll see them shrinking 20% or 30%. Their other choice is just to try to peg their growth in the 20s or 30. To do that is going to be very expensive. And you're going to see those lines in the lower left cross.

As a result of all of this, in the top right on Page 26, what you see is their infrastructure is completely outsized and inappropriate for the company they have. They actually only have less than half of the contribution dollars to feed the company that we do, and we run a much more efficient shop. And as a result, they've stretched their cash out, their vendors out and you're seeing this deterioration. I felt I had to run through that once. So I'm not going to do this every quarter. But these people came in and copied our business model. And by the way, all we heard 4 or 5 years ago was that they were going to every vendor we had and said, "We want what Overstock wants. Whatever Overstock is buying, we want." I mean, that was their business model. And then they marked everything up 10% or 20% and try to make up for it with marketing. I don't think they have built anything. I think for them to get to the point where they're not burning cash, they actually have to go into a dramatic shrink. And they're not going to do that because they care about valuation.

So that condition, the context within what Overstock has been operating really for 3 solid years. We've had a competitor, who's committing harikari next to us. I'd say it makes it difficult but not impossible. We've had to stay on our game. But what it does mean is that, we won't really be able to perform. Hang on just a moment. We won't be able to perform to, I think, what our natural place is while we have this competitor self-immolating next to us in the marketplace.

So with that said, let me go to Slide 27, and now we can go through fairly quickly. We're keeping the business growing. Yes it has compressed. We think we've turned in the second quarter. We think we're expanding the growth rate. Again, but the truth is, we're not going to be able to get back at a high growth rate until this Wayfair drama plays itself out.

Slide 28, even though our top line is up 4%, 5%, our gross profit is up 12%, because we are constantly finding these wonderful places, I mean, the large place where we're reaching into our supply chain and stripping out multimillion dollar cost.

Slide 29, that to me is very much a function of what Wayfair is, that we're only able to grow contribution 0 while this is going on, while we have this competitor bleeding out next to us. Saum, go ahead.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes. So in addition to the distortion in the market that Patrick described, a lot of this was we moved off a third-party platform for one of our largest advertising channels and brought that system in-house. And that took some learnings. There was a lot of testing going on. And during that period, it impacted our top line and bottom line. So a lot of this was the result of testing and bringing that technology in-house, but we really feel, especially in the second half of this year, it's really going to pay off.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, I think that is a good summary for a lot of work that's going on. We have really upped the game, I think, in terms of digital marketing and what we're doing internally, including bringing several large systems in-house, places we spend many, many tens of millions of dollars outside the office through we've had third parties helping us. We have built the systems to bring it in-house, and it's going to be costly for the first half of the year and pay in the second half.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, and already, I would say the last month of in March, we saw really positive growth from the in-house platform. So we're really bullish on it.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. It's long overdue. There's a lot of money we can strip out by bringing our digital marketing, more of it, in-house. So we've done this many times on many different systems. And we have high confidence in our ability to do this.

Slide 30. Our gross margin at 20.1%, I think that's an all-time high for us. It's an all-time in recent memory.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

As far as I can remember, yes.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

And 11.6% on the contribution. To me that runs 11.5%, 12% is where it wants to run.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

And, again, on the gross margin, that's focusing on technology automation and as well as the friction also in operations, so improving our frictional cost.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, we really have wonderful analysts and developers now focused on aspects of the supply chain that we haven't been able to turn to before, and those are really large amounts, $7 million wins, $4 million wins, things like that, that just in different pockets we can strip out.

Okay. Slide 31. And actually, that's what we do year-after-year. I think that's why we're in business and all these other guys have come along like One Kings Lane, like Wayfair, Gilt, Smart Bargains and all these...

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Buy.com. And we've had a lot of people that we've outlasted while making money.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, and they've had hundreds of millions or collectively billions of dollars, and we just stick to our knitting and not panic, not chase them.

Here on Slide 31, tech and G&A. Let's look at the top thick line first. Tech plus G&A has gone from 11.0% to 11.9% of revenue. That 90 basis points, I want to show you where it is. If you look at the light blue, you see that what we're actually spending on G&A is flat. It's 5.2% of sales. What we're spending on tech has gone from 5.8% to 6.7%. So the swelling of 90 basis points has been just where we wanted it to be, has been in technology.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes. I wouldn't change anything here. If anything, maybe invest more in tech. It's really what's enabling us to create sustainable growth.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. And even if you go to the next slide, this doesn't tell you as much as it used to because we are stable in our corporate headcount and we're really efficient. We have more and more offices outside of our headquarters. We have the place in Ireland. Now we have 2 new places in Washington and one one on the way. Chapel Hill, right?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

We have something in North Carolina. We've got, of course, warehouses in Pennsylvania and Kentucky.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

So this number may not be as meaningful in an absolute sense, right? It does mean we're not building a big bureaucracy at home.

Slide 33, operating cash flow, $51 million. Free cash flow, minus $13 million, but that includes $31 million that went towards the building last year, which we're not doing again. We love the building. We think it's been a great investment. And as far as people were always asking about cash flow. So we'll just remind folks that what we have to spend is about $25 million a year now. Rob, do you want to comment on?

Robert P. Hughes - Overstock.com, Inc. - Principal Financial & Accounting Officer and SVP of Finance & Risk Management

In CapEx. So a more normalized CapEx now that the building is done. We think this year, we will return to about $25 million for IT infrastructure, capitalized software development and other business CapEx.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Right. Slide 34, GAAP inventory turns up to 72. 1,600 on the GMROI.

Slide 35, our average order size has really moved. It's up to $195. Seth can you think of anyone other than the jewelry? Okay. Do you know where Wayfair is off the top of your head?

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

Wayfair is in the $200 range, I think.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Okay. Well, anyway, that's exceptionally high for an ecommerce site, $195, up $20 in the last year.

On the next slide, Slide 36, you see that we're paying $4 more to get an action out of a customer, but we're getting more valuable customers. So collectively on all that, before we move off Retail, I'd say you've got a great business. It's so efficient on every measure of efficiency. We are parsimonious with capital. We're parsimonious with our expense dollars. We've got a great business. It has stayed profitable even in the face of having a competitor come along and it was a kamikaze competitor next to us. And for 3 years, we've been watching them distort the market, and I felt like I didn't want to say. It wasn't up to me to say something. But at this point, I feel like an honest explanation of where we are as a business. Our growth is going to stay in single digits, maybe reach double digits, and our earnings -- our Retail operating income is also going to stay in single-digit millions or maybe reach a low double-digit million number as long as we have this competitor in Wayfair doing what they're doing. But I obviously do not think that Wayfair is sustainable. I think that drama is in the final act of playing out. We've seen this happen with so many people come and go in our history. But just to be candid with you, while that's going on, I think it's really quite an accomplishment that Saum and Spock and the whole team on the Retail side can keep us growing and keep us profitable. And so I will set people's expectations. What you can expect from us is, say a single-digit growth, maybe as much as 10% for the year and single-digit millions of dollars in earnings, maybe as much as $10 million, for the year on the Retail side of the business. And that's on an annual basis. There could be down quarters. There could be quarters that have a loss. But on an annual basis, I think you'd expect to see us making in the single digits to maybe $10 million, until or unless this drama, until or unless this competitor, who's self-immolating next to us, runs out of kerosene.

Okay. So now with all that said, let's go to Medici. This is the other side of our business. We have a pole position. I think that blockchain is going to be bigger than the Internet itself in terms of the changes it makes to civilization. And we have a pole position. Jonathan runs this effort. I had made an investment in PeerNova a few years ago. We had a $4.5 million write-down. I'm disappointed and surprised in that because PeerNova, I know Jonathan can maybe say more. He's on their board. But they have great technology and this is a surprise. They took a down round. They took a down round, but our ownership went from 8% to 13%. But we're very bullish on the prospects of PeerNova and it surprised me they had to take a down round. Jonathan?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

So let me add a little more color to that. We do remain bullish on PeerNova. The combination of having some committed cash stuck getting out of China and taking a little longer to execute a customer contract, had them in a cash crunch. And they did a down round in which we participated and upped our investment. It was unfortunate. The way the accounting goes for these portfolio companies is when they do a down round, we have to ratchet down and take an impairment charge. When they do up rounds, we don't get the benefit to our bottom line. This is one where they've taken a down round and we expect them to grow and do well in the future.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

But we are very proud of this collection of assets under Medici. All of them are blockchain, with the exception of IdentityMind. IdentityMind just got named one of the hottest startups.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

One of the top 20 startups of the year. We like our investments in Bitt and Ripio, as they work to bank the unbanked in the Caribbean and in South America. We just had the Bitt team in Salt Lake this week giving us a demo on where their software is. Boy, it's slick. We're really excited for both what they'll do to change the world and what their financial prospects will be.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, t0 basically, no question, it is the leading company in the blockchain meets capital markets space. PeerNova, how would you even describe them?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Well, I think that they are now in the capital markets space as they work with some big New York banks in their back offices.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

For clients.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Yes.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Between Bitt and Ripio, they're the leading companies of, say, blockchain meets central banking, Bitt especially. Factom, how would you...

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Factom is involved in land titling and the capital markets. They have some revenue, but we must remember these are all startup companies in a very greenfield space. Some are pre-revenue. Some have minor revenue. We are excited about all of them.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. So we had this unfortunate write-down this quarter, but there we are.

Okay. Slide 38. You have our ticker symbols.

Slide 39, e-mail questions to ir@overstock.com.

QUESTION AND ANSWER

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

So we've had a number of questions, Patrick. And I'll kind of emcee the questions that have come in.

First is, we've had a lot of talk on here about Wayfair. How was our pricing relative to Amazon?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

We believe it's better. We don't have something -handy. We can say now that would survive SEC's scrutiny. We don't have a precise answer. I'd rather not throw something out.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Okay. We test on this a little bit.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Wait a second, Seth has.

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

So I can say it's more competitive than not. We actually are in a healthy place where we can beat Amazon on pricing, not by the same kinds of margins by which we beat Wayfair. But on the whole, we do have a net advantage on Amazon on like product.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Okay. We talked about this a little bit in the presentation, but any more thoughts on the free cash flow and what it should look like in 2017 versus 2016? Rob?

Robert P. Hughes - Overstock.com, Inc. - Principal Financial & Accounting Officer and SVP of Finance & Risk Management

Yes, sure I'll take that. So in 2016, our free cash flow had $44 million in CapEx deducted related to the new headquarters. But that being completed at the end of 2016, that goes away for 2017. As we mentioned earlier, I think a reasonable estimate for the ongoing CapEx in 2017 is $25 million a year.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

So in terms of an absolute number. Okay. Well, they should do the arithmetic themselves.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

So there's a question about sales growth. And particularly, as we lapped the improvements that we made during the last year, what kind of sales growth performance should we expect going forward?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

I'm going to toss that to Saum with this preface. I feel better about our innovation cycle is really how I should describe it, the innovation cycle that's guiding development in new features and enhancements in our marketing strategies and such. The innovation cycle is so good now and solid and solid players all around. I think that we're going to have the first half of this year is going to be what you've seen, so far is about right. And then on the second half year, we'd come out of it hard. Saum.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, I think we can do better than what we've done. Really our investments in supply chain and marketing technology are already starting to pay off, as I mentioned, and I think, it will just get better in the second half year.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. We have basically taken the time to go back and we're doing some things that are maybe years overdue, but by doing them they will give us a lot of tailwind for several years, and a lot of people figure it out. So I've just never been happier with our marketing team.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Talk about mobile conversion. How are we doing? Do we have thoughts on how we might improve?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, we made a significant effort in Q4 on mobile and our experience there. And it's really paid off. Our conversion is up significantly year-over-year. And there is more wins coming this quarter. So we're seeing great results and there is more coming.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Spock, do you want to comment on mobile?

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

Yes, we made a considerable headway in mobile and we see that optimization process is really being the future of the business.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. It really is. Last Q4, the world of consumers really switched to shopping for furniture mobile. It's really quite a surprise how much of it has shifted. And we were lagging on our mobile experience compared to what it could be, although we just won awards. Our apps keep winning these awards. Did we just win an award?

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

Best Android app.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Best Android shopping app.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

And an award on our design and user experience on Android.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, but our mobile as opposed to app game has not been as strong as it should be. But that just means they have found, say, in the last 6 months, a lot of holes to plug and a lot of improvements to make. And they are all working.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Right. Next question is, what are we doing to maximize return on our advertising spend? Are we pleased with its efficiency? And in particular, can we talk about the in-house digital platform and what we ought to expect in the second half of the year in operating leverage because of that?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes. So as you guys saw our comparison against competitors, our marketing spend runs outside of Amazon, very efficient. But that said, we still think there's a lot of opportunity. And a lot of that is why we're bringing technology in-house and applying really machine learning technology. We're making a big push into machine learning, not just in marketing, but in every department. And we think, it's going to create very efficient spend.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Great. Thank you. A lot of retail brick-and-mortar are going out of business. And it seems to be creating an opportunity to gobble up inventory. What potential, Patrick, do you see to acquire liquidation inventory at deep discounts?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Well, typically, there is this carnage in the retail world, 3,000 stores getting shutdown this year, last I heard. Typically, the inventory, once it's in the store's system, it does not come back. It's more efficient for them to just liquidate through the stores. That's what they've learned in the last 10 years. So I don't think you'll see us buying up excess from the stores. But the manufacturers, the supply chains all the way back to Asia get stuffed with excess inventory when this happens. In my perfect world, we'd step in and we'd have an opportunity like on a $25 million electronics buyer or something like that. That's what we're really looking for now, larger closeout buys than we've ever done. And I am hoping that this carnage will create some -- every punt makes somebody happy that somewhere in this carnage, those kind of opportunities will bubble up.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Okay. Another question on migrating online, particularly in the home furnishing business. Patrick, do you think this becomes a winner-take-most market? And does that mean it's difficult for Overstock if it remains a niche player? I'm not sure I agree with the assumption that we're a niche player, but I'm just reading the question that has come in.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Interesting. Well, I guess, I have a suspicion that in the eyes of the gods of economics, the right model there waiting for people to discover is, for furniture and home, is brick and click. Yet to be proven, what Walmart is doing with Jet is actually quite smart. And I think that in the back of my mind is a suspicion that the right model is something and that I now see Wayfair and Jet doing. Spock, do you want to describe what Walmart and Jet are doing together?

Seth A. Moore - Overstock.com, Inc. - SVP of Analytics and OLabs

Yes, there is something too from a supply chain standpoint, blending deliveries against the store rather than doing last-mile delivery into a home, and there's a good economic argument for that. And in that regard, there's a benefit in what Walmart and Jet are doing. I wouldn't go so far as to say this category in particular is winner-take-most. If you look, the industry has the sales distributed across a lot of players and has yet to have ever consolidated much in the same way that the apparel industry never consolidated.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

But yes, I think that online, though, there might be physical reasons that you wouldn't see it in the brick-and-mortar world that you will see online. So I have a suspicion -- a hypothesis that ultimately the best model is what you see Walmart doing with Jet. If that's the best model, Amazon is tacking their way towards and have in the last 5 or 6 years gotten a lot of fanfare about opening different kinds of stores. I don't know if any have been a success, but I have recently been hearing about dozens of furniture stores that they are opening. I heard yesterday that Jeff Bezos said that it was not working as well as planned. But let's say that, that is hypothetically, if that's the best model, where Walmart and Jet have ended up, as that gets explored and manifests itself, then if that's true, then the right thing for both Amazon and us, we will find our way to being some hybrid model like that. But to me, it remains to be proven whether that is the most efficient model.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, I think you'll see a bigger role of augmented reality in home goods, especially large home goods. And I think that will help a lot of the migration actually of offline to online in the home space. But we'll see how it plays out. But I can see a big role in that.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Remember our category is usual in that only about 10% is migrated online, 10%, 12%, compared to everybody else. So early days, and the right model hasn't been found. And if at the end of the day, the right model is some hybrid, then you will see us, maybe we'll acquire somebody or maybe we end up as the front end of another store that already has brick-and-mortar. I feel like the property we are building is we are building the perfect property for such a hybridization someday.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Another question, Patrick, and as someone who doesn't watch the stock daily, this is a little bit news to me, but one of our shareholders says the stock took a suspicious 10% drop in the 5 minutes before the close today. Do we see any reasons for that?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, I'm actually quite bothered by that. I noticed that too right before the call. It looks like at 3:35 today.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Eastern time.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Eastern time. Our stock started dropping steeply. We give the information, it could have been just somebody shorting into the close or it could have been they were selling into the close. But I think we gave our press release to 2 groups beforehand. We should probably be calling into them.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Yes, we'll definitely look into it. It's suspicious indeed.

Here's an interesting question, Patrick, and you may want to go back and look at Slide 23. The shareholder said "thank you for the very strong presentation. It's clear, concise and it's logical." Then the question is, why not use the chart from Slide 23 along with a couple of other compelling facts for a TV ad comparing Overstock and Wayfair?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Well, I think that TV ads that showed charts side by side, they're probably not most compelling. But there may be some other way to dramatize the said facts. Saum?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Well, I don't know if I want to comment. But there is something we're working on that I think will highlight some of this.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Yes, we recognize some of our advantages against Wayfair, and we'd like to help our customers recognize those, too.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Actually, the matter of fact, yes, well said. I can say you are going to see an ad. I'm not going to say where, but you will see an ad calling out pretty much just what you said, shortly.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Okay. Here's some couple of questions on the blockchain business. Can you comment on plans to raise capital directly in the Medici or raising money through Overstock to put into Medici? And I guess, I would say, I don't think there's any plans to raise money via Overstock to put into Medici, but Medici will begin to look at how to raise money. We've had some unsolicited interest in funding of Medici, and so we think the market is right. We've had some cleanup to do. We like where we are better today than we were 9 months ago. And I think in the second half of the year, that will be one of our goals.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

I will mention that in Medici, in t0, there is a new product being introduced this quarter and I'm not going to say anymore. I think it may be an interesting product, but Jonathan does not want to give it.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

I think it's an interesting product. The timing is what made me grimace and gave Patrick some pause. But we do have good products coming out of t0. We're pretty excited about the opportunities there.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

And you're excited about this?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Is there one that you're thinking about in particular?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, the opportunity on this one, if it caught on is enormous. It's the biggest blockchain product, I think, that's ever been introduced in any industry, is what's getting introduced. Now whether it catches on is a different question.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Which leads to a similar question. Have other companies been interested in leveraging the t0 platform to offer digital offerings like Overstock did? And how is that taking off? And I would say we've had a number of companies approach us. They haven't been interested yet in jumping through some of the regulatory hoops that Overstock had to jump through to do its digital stock offering. But we are working on making the system more robust so that those regulatory hoops are easier for others to jump through.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Do you want to comment on U.S. versus international interest?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Well, yes. I will say this that international interest seems to be much higher. Also, I have been to Europe 3 times this calendar year. We've had great, great meetings. And I think t0's blockchain sales are more likely to happen abroad first than they are domestically.

Another question came in regarding Overstock Series B preferred shares. These are the preferred that are not digital. They are very thinly traded. There's not much liquidity. Has Overstock given any consideration in converting those Series B preferred into common? I think the answer is not yet, but that question will make us look at it and see if it's something that makes sense.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Okay. So we take a to-do from that question.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Right. And we'll report back later.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

To do with return and report, absolutely.

Tell us about the efforts to ramp up SKUs. How is that going and how many SKUs have we got on the site if you want to give that number?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

I don't know if we want to give an exact number, but non-media SKU count has grown significantly and it's...

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Why don't you give a number? What is it at the moment?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, so for non-media and books, it's up from maybe 1.2 million to 2.2 million. And it is translating to, I think, growth and conversion. But it's going to continue to grow and the team has aggressive plans to continue to grow that, so for the rest of the year.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

I think the goal is by the end of the year to get to about 5 million. And you may even see that may just be the starting point on a further expansion.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Well, I'd point potential vendors back to the slides. As we say, if you like to be paid quickly, and if you like to do business with someone with the cash to pay, we're the company to talk with. So to what extent is discounting and promoting driving sales? And does that have any impact on gross margin or operating profit?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Our spend there has been in line with previous periods. It's always part of our strategy. But as you saw, our gross margins are as high as I remember. So it's not hurting. We're finding wins in operations too.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

What's really helping and helping our partners -- stand by just a moment.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Well, I will just say, I have said for years that we needed to -- well, anyway, I'm not going to comment. We have higher gross margin than Saum remembers, and that's good enough. I think we have a machine that's going to keep squeezing gross margin points out for some time.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Agreed.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Go ahead.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

We have another question on the blockchain area. Have you thought about spinning off any of your holdings yet? And what's the status on licensing some of the t0 technology? And I would say, it's too early to spin these off. They're still all at early startup stage and growing, and we think that there's a lot of potential. Each of them have been soliciting investors, and we welcome others to invest in them. As far as licensing the technology at t0, we do think it's a longer sales cycle. But what I said is we've seen interest particularly in Europe and Asia and it's probably a proof of concept to an implementation to a license, which is not a quick sales cycle but something we see as very promising.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, and although I will go back and mention that t0 is introducing a product this quarter.

Well, okay. There's some wincing going on, but -anyway, it's a cherry product.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

It's a great product. It may have some regulatory hoops. So I think the technology development will be done this quarter and I'm confident in saying that. It's where we have any regulatory hoops to jump through.

What was the rationale behind the latest investments in Factom and Ripio? Ripio is a great company.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Can you say how big the investment was?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

In Ripio, we own about 2.5%. They've asked us not to say the dollar amount. It's a company now in South America that's working to have a digital payment system and bank the unbanked. We like their management team. We like technology they have built. It's promising and we think it's going to make money over time. And it's doing something socially really important by banking the unbanked.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

It's something like Bitt.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Well, a lot like Bitt, just a different sandbox. And when we see good ideas in different parts of the world, we're not going to say we bet on one player for the entire world. We think both Bitt and Ripio are promising. With Factom, they have a relatively long history for a blockchain company. We've tried a number of things from working on, putting land title to the blockchain, to now focusing on doing back office compliance for mortgage banking to help cut the compliance costs down by putting contracts and other things on the blockchain. We love their management team. And like a lot of startups, they've pivoted from one thing to another. We like where they've pivoted to right thing now.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

But they've stayed within blockchain and they are one of the OG blockchain companies with a great name and good technologists.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Great technologists and have now gotten industry expertise in their management in addition to some great technologists.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

One thing I'm going to mention before Jonathan goes on is not only has Jonathan -- actually, if you look at that Medici chart, not only has he done a fantastic job getting all that organized and the companies well-formed and all of those things you would expect. But really starting and leading and getting the right leadership into these companies and the right filling in gaps where needed. And also, a big part of this thesis of this investment was there would be some synergy possible by creating -- well, Jonathan, why don't you explain it?

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Well, we think there's great network synergy among the portfolio companies. Many of them are trying to solve different problems with similar or same technology. And so getting them together, we think, accelerates it. So we are holding a Medici Ventures blockchain summit and getting our teams together to figure out how to work better. We have a team of 20 developers that we sub-contract out to these different portfolio companies. These are experts in blockchain development, and they help accelerate the advancement of these portfolio companies. So our human capital is augmenting the venture capital, what we have invested into.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. And that is, we've had one such meeting already, and it is the case that people find there's a lot of synergy between or among these companies.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Talk to us about the sales trends for Club O members. Are we happy with the program? Are we thinking of any further refinements?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, the performance is improving and memberships are growing. So I have been happy with that. We're exploring a premium tier and working on that. I don't know if we want to share it.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

No, we don't want to share. But I'd say, we're not exploring; we're designing. I'd say this is the year where we're designing a premium tier.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Okay. We've got a number of other questions. We're hitting the hour. Do we want to hit just a few more questions?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Why don't we go to 20 of? That gives us like 8 more minutes.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Okay. Do you want to talk about international sales? How do they look?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Sure. International.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

How would you predict them 1, 5 and 10 years out, which is maybe impossible?

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

International has always been really underperforming for us. It barely has gotten off the ground. It's barely been 2% of our sales in the past. It is now growing. It's got good leadership at the helm. It's got good leadership at each of the stations. And it's grown 36% now, I think and I think may really be on the edge of taking a stair step up this year. Yes, I think that you could see it. I mean, I think, that you could see it have a real run for several years and start becoming a significant part of sales.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

How about social networks to drive sales? Any update on what we're doing there? I know a social media seems to be the Holy Grail.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Yes, we identified some areas in social where we were underinvesting and have really ramped up spend. And so we're measuring and running a bunch of A/B tests, and I think it's going to pay off long term.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

In fact, I'd say, dramatically underspending, maybe spending a quarter where fit as much as we should have been spending. And so we have funded a big experiment that's going on now, and a lot of social media spending. And I'd even say this quarter we'll have results both on the top line. And also because we are spending a fair amount or spending a lot in a sort of exploratory way, which is never as efficient as you do that reconnaissance.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Well, there are 2 questions, one on the blockchain and one back to Retail. What have we seen on the regulatory front, particularly with the new administration in Washington? Is it helping to advance or discourage the blockchain business? And I would say, one positive thing we've seen in Washington is the Office of the Comptroller of the Currency is talking about creating a single nationwide money service business license, which will allow companies like Bitt and Ripio to do business in the United States without registering in each of the 50 states. I would say that Washington seems to be behind the curve internationally. As I've gone and visited with other countries including the European Central Bank. It's as if the U.S. government doesn't get the joke on this. And it's a classic example of the incumbent not understanding it will be disintermediated by new technology.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes, I think this technology is going to be a shift bigger than the Internet and the U.S. is going to regulate itself into second-tier status in the new world.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

And last question, and I'll use this as the last because I like the preamble. "Your sales per employee are amazing, especially with compared to other retailers like Target and Walmart. What is the key to our success?"

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

We are efficient. We are all about efficiencies. And we never rest. We turn the key and find the whole new world of efficiencies, and we're going to sweep it all up. And then we turn another key and find there's an even bigger, bigger world beyond it.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Agreed. A lean entrepreneurial team.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Yes. Saum was the greatest developer we ever had. Got more done with fewer assets, fewer resources than anybody. And really the pioneer of bringing agile development techniques into the company. And really what we've done is we've gone agile. We've made as much of the whole corporation go to agile now and lean startup kind of thinking as we could. And we're actually going to move even more that farther that way next year.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

Great. Well, we appreciate our shareholders being owners. We're trying to do the best that we can with your trust and your capital. We're going to go back to work.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

I feel great where things are. I'm sorry we've got this competitor who is blowing himself up. And that while that's going on, what we're going to do is just stick to our old-fashioned chunky-to-chunk business, making some money until this season passes too. Saum?

Saum Noursalehi - Overstock.com, Inc. - President of Retail

I think we have a strategy, and we're going to stick to it until, yes, this competitor burns out.

Jonathan E. Johnson - Overstock.com, Inc. - Chairman of the Board and President of Medici

And we'd remind our shareholders that we're having our Annual Shareholder Meeting next Tuesday, at 1:00 o'clock Mountain time. You can join us here in Salt Lake at Peace Coliseum or participate remotely. And if you haven't voted your proxy statement, please do so. We will see you then.

Patrick M. Byrne - Overstock.com, Inc. - Founder, CEO and Director

Thank you.

Saum Noursalehi - Overstock.com, Inc. - President of Retail

Thank you.

Operator

Thank you, presenters. And ladies and gentlemen, this will conclude our conference. Thank you for your participation, and have a wonderful day. You may now all disconnect.

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